EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dollar Tree, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333‑207645, 333‑198015, 333‑175121, and 333‑106886) on Form S-8 and registration statement (No. 333-224071) on Form S-3 of Dollar Tree, Inc. of our report dated March 20, 2020, with respect to the consolidated balance sheets of Dollar Tree, Inc. as of February 1, 2020 and February 2, 2019, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of February 1, 2020, which reports appear in the February 1, 2020 annual report on Form 10‑K of Dollar Tree, Inc.
Our report on the consolidated financial statements refers to a change in accounting for leases as of February 3, 2019, due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Norfolk, Virginia
March 20, 2020